Phillips Edison & Company (“PECO”) to Merge with Phillips Edison Grocery Center REIT II (“REIT II”) July 18, 2018 Exhibit 99.4

Forward-Looking Statement Disclosure Certain statements contained in this presentation may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including statements regarding the transactions discussed herein and the ability to consummate the transactions and anticipated dividends. We intend for all such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable. Such statements include, in particular, statements about Phillips Edison & Company, Inc.’s (“PECO”) plans, strategies, and prospects, and the anticipated benefits of the proposed merger between PECO and Phillips Edison Grocery Center REIT II, Inc. (“REIT II”) and are subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of PECO’s performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “would,” “could,” “should,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. PECO makes no representation or warranty (express or implied) about the accuracy of any such forward-looking statements contained in this release, and does not intend, and undertakes no obligation, to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Information disclosure Additional Information and Where You Can Find It This communication relates to the proposed merger of PECO and REIT II pursuant to the terms of the Agreement and Plan of Merger, dated as of July 17, 2018. PECO and REIT II intend to file a joint proxy statement/prospectus on Form S-4 in connection with the merger. Investors are urged to read carefully the joint proxy statement/prospectus and other relevant materials because they contain important information about the proposed merger. Investors may obtain free copies of these documents and other documents filed by PECO or REIT II with the SEC through the website maintained by the SEC at www.sec.gov. Investors may obtain free copies of the documents filed with the SEC by PECO by going to PECO’s corporate website at www.phillipsedison.com or by directing a written request to: Phillips Edison & Company, Inc., 11501 Northlake Drive, Cincinnati, OH 45249, Attention: Investor Relations. Investors may obtain free copies of documents filed with the SEC by REIT II by going to REIT II’s corporate website at www.grocerycenterREIT2.com or by directing a written request to: Phillips Edison Grocery Center REIT II, Inc., 11501 Northlake Drive, Cincinnati, OH 45249, Attention: Investor Relations. Investors are urged to read the joint proxy statement/prospectus and the other relevant materials before making any voting decision with respect to the merger. PECO and its directors and executive officers and REIT II and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of each of PECO and REIT II in connection with the merger. Information regarding the interests of these directors and executive officers in the merger will be included in the joint proxy statement/prospectus referred to above. Additional information regarding certain of these persons and their beneficial ownership of PECO common stock is also set forth in the Definitive Proxy Statement for PECO’s 2017 Annual Meeting of Stockholders, which has been filed with the SEC. Additional information regarding certain of these persons and their beneficial ownership of REIT II’s common stock is set forth in the Definitive Proxy Statement for REIT II’s 2017 Annual Meeting of Stockholders, which has been filed with the SEC.

PECO to Merge with REIT II Property Count as of March 31, 2018 Phillips Edison Grocery Center REIT II, Inc. 86 Shopping Centers Phillips Edison & Company, Inc. Post Merger Asset Manager Real Estate 323 Shopping Centers Phillips Edison & Company, Inc. Pre Merger Asset Manager Real Estate 237 Shopping Centers Phillips Edison Grocery Center REIT III, Inc. 4 Shopping Centers Currently Raising Capital Necessity Retail Partners 14 Shopping Centers (20% ownership interest held by REIT II) Phillips Edison Grocery Center REIT III, Inc. 4 Shopping Centers Currently Raising Capital Necessity Retail Partners 14 Shopping Centers (20% ownership interest held by PECO)

Transaction Overview Transaction Details Phillips Edison & Company to merge with Phillips Edison Grocery Center REIT II in a 100% stock-for-stock transaction Total transaction value of approximately $1.9 billion, includes the assumption of REIT II’s outstanding indebtedness of approximately $801 million Exchange ratio of 2.04x shares of PECO common stock for each share of REIT II common stock results in an implied value per share of $22.541 for each REIT II common share Pro Forma Ownership PECO shareholders and OP unit holders will own approximately 71% of the combined company REIT II shareholders will own approximately 29% of the combined company Management will own approximately 7.3% of the combined company Distributions PECO expects distributions will be maintained at current levels of $0.67 per share per year2, paid on a monthly basis, which is equivalent to a 6.1% yield on the current estimated value per share of $11.05 Board of Directors Two independent REIT II directors will join the PECO Board at closing for a combined company Board of seven Go Shop Provision REIT II may solicit alternative proposals from third parties for 30 days under the merger agreement terms Closing Date The transaction is expected to close during the fourth quarter of 2018, subject to certain closing conditions which include approval of the merger by both PECO and REIT II shareholders and the receipt of certain third-party consents All stats are as of March 31, 2018 unless otherwise noted Based on PECO estimated net asset value per share (EVPS) of $11.05 established May 9, 2018, as of March 31, 2018 Dividends are not guaranteed and are established on a quarterly basis by the PECO Board of Directors

Overview OF Phillips Edison Grocery center REIT ii Total Enterprise Value (TEV) $1.9 billion Offer Price $22.54 Owned Grocery-Anchored Centers 86 Total Gross Leasable Area (GLA - sq. ft.) 10.3 million Occupancy 95.1% Total ABR per sq. ft. $12.69 Inline ABR per sq. ft. $20.20 Median Income – 3 Miles $62,055 Median Population – 3 Miles 66,251 Q1 2018 Same Center NOI Growth 4.8% All stats are as of March 31, 2018 unless otherwise indicated Grocer % of ABR # of Locations Publix Super Markets 6.5% 18 Albertsons / Safeway 5.8% 12 Ahold Delhaize 5.1% 6 Walmart 4.7% 7 Kroger 4.4% 12 Top 5 Grocers by % of ABR ABR = Annualized Base Rent

PECO – Board of Directors REIT II – Independent Special Committee Advisors Advisors Lead Financial Advisor: Financial Advisors: Legal Advisor: Exclusive Financial Advisor: Exclusive Legal Advisor: Due Diligence and Negotiation Process The PECO Board of Directors and the REIT II Independent Special Committee came to an agreement after negotiating the strategic merger for over eight months PECO and REIT II each retained its own advisors to assist in the transaction Fairness opinions were prepared by the respective lead financial advisors and will be included in the joint proxy statement, which will be mailed to all shareholders and filed with the SEC REIT II will have the right to solicit alternative proposals for 30 days following the execution of the agreement This process provides additional assurance to shareholders that they are receiving fair market value and arm’s length consideration Our process

Strategic Benefits of the transaction Materially Improves Portfolio while Maintaining Exclusive Grocery Focus The combined company will own 323 grocery-anchored shopping centers comprising more than 36.7 million square feet located in 33 states and will benefit from greater geographic, grocery-anchor, and tenant diversification The resulting portfolio will maintain its exclusive focus on grocery-anchored shopping centers with an emphasis on necessity-based retailers, which have proven to be both internet and recession resilient Pro forma portfolio has higher occupancy rates, higher annualized base rent per square foot, and improved demographics Increases Size, Scale, and Market Prominence Given its enhanced size, scale, and financials, the combined company is expected to have improved access to the capital markets, which can be used to support strategic investments to drive future growth opportunities Actively Positions Company for Liquidity This strategic merger is an important step towards a full-cycle liquidity event for shareholders Improves Earnings Quality and Maintains Positive Distribution Coverage Increases the percentage of earnings from real estate from 92% to approximately 97%. Real estate earnings are more highly valued in the public equity markets than management fee income, given the long-term, recurring nature of owning and operating real estate PECO estimates that pro forma FFO for the combined company will be approximately 105% of distributions Maintains Healthy Leverage Ratio and Strong Balance Sheet which Positions Company for Future Growth The combined leverage ratio would have been 42.5% on a Net Debt / TEV basis as of March 31, 2018 The pro forma total debt would have been 86.8% fixed-rate with an average duration of 4.7 years Accelerates Strategy to Simplify Business Model PECO expects to realize the synergies of operating a combined enterprise that remains focused on driving shareholder value

Pro forma portfolio metrics Total Enterprise Value $4.4 billion $1.9 billion $6.3 billion Number of Properties 237 86 323 Total Square Feet 26.4 million 10.3 million 36.7 million Total Occupancy 93.6% 95.1% 94.0% Anchor Occupancy 98.1% 99.8% 98.6% Inline Occupancy 84.8% 86.0% 85.1% Number of States 32 24 33 Total ABR per sq. ft. $11.40 $12.69 $11.77 Inline ABR per sq. ft. $17.79 $20.20 $18.48 2017 Same Center NOI Growth % 3.5% 4.0% 3.6% Median Household Income – 3 Miles $57,251 $62,055 $58,602 Population – 3 Miles 58,406 66,251 60,613 Pro Forma Combined As of March 31, 2018 unless otherwise noted

The combined portfolio and all assets under management remain exclusively focused on grocery-anchored shopping centers with an emphasis on necessity-based retailers, which have proven to be both internet and recession resilient Increased diversification On a pro forma basis, PECO will own 323 properties comprising ~36.7 million square feet of gross leasable area across 33 states versus 237 properties with ~26.4 million square feet of GLA across 32 states for PECO Key Grocery Anchors Pro Forma PECO Property Map PECO REIT II

SCALE MATTERS TO MARKET VALUATION

PHILLIPS EDISON & COMPANY

Larger REITs Have Generally Outperformed Smaller REITs

5-Year Performance by Market Cap



50%
25%
0%
-25%
-50%
Jun-13
Jun-14
Jun-15
Jun-16
Jun-17
Jun-18
26.5% >$20B
15.3% $5B-$10B
12.2% $3B-$5B
11.2% $10B-$20B
3.0% $1B-$3B
-33.1% <$1B

Small Cap REITs Tend to Trade at a Discount vs. Larger REITs

NAV Premium (Discount) by Market Cap

First Quartile/Median/Third Quartile Title



-5%
-14%
-31%
5%
-10%
-23%
7%
1%
-10%
7%
-6%
-16%
4%
-7%
-12%
0%
-6%
-13%
Median
<$1B
$1B-$3B
$3B-$5B
$5B-$10B
$10B-$20B
>$20B

Larger REITs Attract Dedicated Investors



27%
39%
8%
21%
5%
13%
40%
6%
24%
17%
12%
40%
5%
23%
20%
7%
38%
5%
22%
27%
8%
41%
2%
20%
28%
6%
40%
2%
27%
25%
<$1B
$1B-$3B
$3B-$5B
$5B-$10B
$10B-$20B
>$20B
REIT Dedicated
Long Only
Hedge Fund
Index
Retail

Increased Scale Provides Greater Capital Market Access

- **Larger REITs have more institutional investors when compared to smaller REITs**
  - <$1B average 202 institutions
  - >$20B average 856 institutions
- **Larger REITs have more research analyst coverage**
  - Tends to give companies better access to the capital markets including a broader base of institutional equity and debt investors

Sources: Public filings, FactSet and SNL Financial. Notes: Market data as of June 1, 2018

11

Improved earnings quality Modified Funds From Operations (MFFO) by Segment PECO PECO Investors typically attribute a higher valuation to earnings generated from real estate given its long-term recurring nature when compared to the finite nature of investment management fee earnings This transaction increases PECO’s earnings from its wholly-owned real estate, which should result in a higher valuation in the public equity markets The combined company is expected to generate approximately 97% of its MFFO from real estate, versus 92% for stand-alone PECO Pro Forma Based on the three months ended March 31, 2018

Pro Forma Debt Maturity Schedule Pro Forma Leverage Comparison vs PECO Standalone 0.9% 10.8% 13.4% 14.5% 15.8% 12.8% 15.3% 1.1% 6.5% 7.6% 0.8% 0.0% 0.5% Percent Maturing Annually Debt balances are as of March 31, 2018 PECO Pro Forma Net Debt / TEV 41.9% 42.5% % Fixed / % Floating 87.1% / 12.9% 86.8% / 13.2% % Secured / % Unsecured 33.3% / 66.7% 28.5% / 71.5% Weighted Average Duration 5.2 years 4.7 years Maintains strong debt profile Well-laddered maturities

Total Returns to Shareholder history of Creating shareholder value Offering commenced on August 12, 2010 and ended on February 2, 2014 Annual distributions of $0.65 per share were paid until February 2013, when distributions were increased to $0.67 Equity Multiple range of 1.4x to 1.8x for shareholders Returns vary based on date of investment and DRIP participation Return Calculation1 Key Notes Illustrative calculation represents range of returns for shareholders. Total consideration earned varies depending on date of original investment and Dividend Reinvestment Plan (“DRIP”) participation As of March 31, 2018 Original Offering Price $10.00 Total consideration received $2.77 - $7.19 Current NAV $11.05 Total value2 $13.82 - $18.24 Equity Multiple 1.4x to 1.8x

Temporary Suspension of DRIP and SRP In connection with the proposed transaction, PECO is required to temporarily suspend its Distribution Reinvestment Plan (DRIP) and Share Repurchase Program (SRP) Distribution Reinvestment Plan (DRIP) Investors Currently Participating in the DRIP will receive their July 2018 distribution (payable on August 1, 2018) in cash PECO expects that the DRIP will resume as early as August 2018 (with the distribution payable on September 1, 2018) after the filing of a joint preliminary proxy statement Investors Currently Receiving Monthly Distributions in Cash are not affected Share Repurchase Program (SRP) Death, Disability, Incompetence (DDI) Requests: PECO will not make any DDI repurchases at the end of July 2018 The next DDI repurchase is expected to take place on August 31, 2018 SRP paperwork must be on file and in good order by August 24, 2018 at 6:00pm Eastern Time Standard Repurchase Requests: PECO will not make any standard repurchases at the end of July 2018 PECO does not expect funding to be available for standard repurchases until July 2019 Post-closing, all investors must submit new paperwork to participate in the SRP After the transaction closes, should the demand for redemptions exceed available funding, the combined company expects to make pro-rata redemptions After the transaction closes, standard SRP requests that are in good order and have not been fully executed (due to the nature of pro-rata redemptions), will remain on file for future redemptions. There will be no need to resubmit paperwork after each pro-rata redemption

OCTOBER SEPTEMBER PROJECTED timeline July 2018 Executed Merger Agreement September 2018 Proxy mailed to stockholders Proxy solicitation begins November 2018 PECO and REIT II stockholder meetings to vote on the merger Q4 2018 Transaction expected to close JULY AUGUST NOVEMBER DECEMBER

Strategic merger positions PECO for increased growth & liquidity Materially Improves Portfolio while Maintaining Exclusive Grocery Focus Increases Size, Scale, and Market Prominence, which Actively Positions Company for Liquidity Improves Earnings Quality and Maintains Positive Distribution Coverage Maintains Healthy Leverage Ratio and Strong Balance Sheet which Positions Company for Future Growth Accelerates Strategy to Simplify Business Model Management will be the combined company’s largest shareholder – owning approximately 7.3% – aligning management and shareholder interests All positive steps toward a full cycle liquidity event for PECO and REIT II stockholders

Investor & Operational Inquiries: DST: (888) 518-8073 Financial Advisor & Broker Dealer Inquiries: Griffin Capital Securities: (866) 788-8614 Phillips Edison Contact: Michael Koehler, Director of Investor Relations InvestorRelations@PhillipsEdison.com (513) 338-2743 Download today’s materials at www.phillipsedison.com/investors

Appendix

Reconciliation of Non-GAAP Financials Q1 2018 Same-Center NOI Same-center NOI represents the NOI for the properties that were owned and operational for the entire portion of both comparable reporting periods, except for the properties we currently classify as redevelopment. For purposes of evaluating Same-center NOI on a comparative basis, and in light of the Phillips Edison Limited Partnership (“PELP”) transaction, we are presenting Pro Forma Same-center NOI, which assumes the PELP properties were acquired on January 1, 2017. This perspective allows us to evaluate Same-center NOI growth over a comparable period. Pro Forma Same-center NOI is not necessarily indicative of what actual Same-center NOI and growth would have been if the PELP transaction had occurred on January 1, 2017, nor does it purport to represent Same-center NOI and growth for future periods. Pro Forma Same-center NOI highlights operating trends such as occupancy rates, rental rates, and operating costs on properties that were operational for both comparable periods. Other REITs may use different methodologies for calculating Same-center NOI, and accordingly, our Pro Forma Same-center NOI may not be comparable to other REITs. Pro Forma Same-center NOI should not be viewed as an alternative measure of our financial performance since it does not reflect the operations of our entire portfolio, nor does it reflect the impact of general and administrative expenses, acquisition expenses, depreciation and amortization, interest expense, other income, or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties that could materially impact our results from operations.

Reconciliation of Non-GAAP Financials Q1 2018

Reconciliation of Non-GAAP Financials Q1 2018 Below is a reconciliation of Net (Loss) Income to NOI and Same-Center NOI for the three months ended March 31, 2018 and 2017 (in thousands): Three Months Ended March 31, Three Months Ended March 31, 2018 2018 2017 2017 Net (loss) income $ (1,837) $ 1,134 Adjusted to exclude: Fees and management income (8,712) — Straight-line rental income (1,080) (493) Net amortization of above- and below-market leases (1,007) (331) Lease buyout income (23) (27) General and administrative expenses 10,461 7,830 Depreciation and amortization 46,427 27,624 Interest expense, net 16,779 8,390 Other 201 1,635 Property management allocations to third-party assets under management(1) 3,602 — Owned Real Estate NOI 64,811 45,762 Less: NOI from centers excluded from same-center (3,535) (208) NOI prior to October 4, 2017, from same-center properties acquired in the PELP transaction — 13,207 Total Pro Forma Same-Center NOI $ 61,276 $ 58,761 This represents property management expenses allocated to third-party owned properties based on the property management fee that is provided for in the individual management agreements under which our investment management business provides services

Reconciliation of Non-GAAP Financials Q1 2018 2017 2017 Revenues: Rental income(1) $ 14,766 Tenant recovery income 4,244 Other property income 248 Total revenues 19,258 Operating expenses: Property operating expenses 3,533 Real estate taxes 2,518 Total operating expenses 6,051 Total Same-Center NOI $ 13,207 Excludes straight-line rental income, net amortization of above- and below-market leases, and lease buyout income NOI from the PELP properties acquired prior to the PELP transaction was obtained from the accounting records of PELP without adjustment. The accounting records were subject to internal review by the company. The table below provides Same-Center NOI detail for the non-ownership period of PELP, which was the three months ended March 31, 2017.

Reconciliation of Non-GAAP Financials Q1 2018 Funds from Operations (“FFO”) and Modified Funds from Operations (“MFFO”) FFO is a non-GAAP performance financial measure that is widely recognized as a measure of REIT operating performance. The National Association of Real Estate Investment Trusts (“NAREIT”) defines FFO as net income (loss) attributable to common shareholders computed in accordance with GAAP, excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for impairment losses on depreciable real estate and impairments of in-substance real estate investments in investees that are driven by measurable decreases in the fair value of the depreciable real estate held by the unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect funds from operations on the same basis. We calculate FFO Attributable to Stockholders and Convertible Noncontrolling Interests in a manner consistent with the NAREIT definition, with an additional adjustment made for noncontrolling interests that are not convertible into common stock. MFFO is an additional performance financial measure used by us as FFO includes certain non-comparable items that affect our performance over time. MFFO excludes the following items: acquisition and transaction expenses; straight-line rent amounts, both income and expense; amortization of above- or below-market intangible lease assets and liabilities; amortization of discounts and premiums on debt investments; gains or losses from the early extinguishment of debt; gains or losses on the extinguishment of derivatives, except where the trading of such instruments is a fundamental attribute of our operations; gains or losses related to fair value adjustments for derivatives not qualifying for hedge accounting; and adjustments related to the above items for joint ventures and noncontrolling interests and unconsolidated entities in the application of equity accounting. We believe that MFFO is helpful in assisting management and investors with the assessment of the sustainability of operating performance in future periods. We believe it is more reflective of our core operating performance and provides an additional measure to compare our performance across reporting periods on a consistent basis by excluding items that may cause short-term fluctuations in net income (loss) but have no impact on cash flows. FFO, FFO Attributable to Stockholders and Convertible Noncontrolling Interests, and MFFO should not be considered alternatives to net income (loss) or income (loss) from continuing operations under GAAP, as an indication of our liquidity, nor as an indication of funds available to cover our cash needs, including our ability to fund distributions. MFFO may not be a useful measure of the impact of long-term operating performance on value if we do not continue to operate our business plan in the manner currently contemplated. Accordingly, FFO, FFO Attributable to Stockholders and Convertible Noncontrolling Interests, and MFFO should be reviewed in connection with other GAAP measurements, and should not be viewed as more prominent measures of performance than net income (loss) or cash flows from operations prepared in accordance with GAAP. Our FFO, FFO Attributable to Stockholders and Convertible Noncontrolling Interests, and MFFO, as presented, may not be comparable to amounts calculated by other REITs.

Reconciliation of Non-GAAP Financials Q1 2018 Three Months Ended March 31, Three Months Ended March 31, (in thousands, except per share amounts) 2018 2018 2017(1) 2017(1) Calculation of FFO Attributable to Stockholders and Convertible Noncontrolling Interests Net (loss) income $ (1,837) $ 1,134 Adjustments: Depreciation and amortization of real estate assets 42,299 27,624 FFO attributable to the Company 40,462 28,758 Adjustments attributable to noncontrolling interests not convertible into common stock (97) — FFO attributable to stockholders and convertible noncontrolling interests $ 40,365 $ 28,758 Calculation of MFFO FFO attributable to stockholders and convertible noncontrolling interests $ 40,365 $ 28,758 Adjustments: Net amortization of above- and below-market leases (1,007) (331) Depreciation and amortization of corporate assets 4,128 — Gain on extinguishment of debt, net — (524) Straight-line rent (1,057) (493) Amortization of market debt adjustment (272) (278) Other 31 1,594 MFFO $ 42,188 $ 28,726 FFO Attributable to Stockholders and Convertible Noncontrolling Interests/MFFO per share Weighted-average common shares outstanding - diluted(2) 230,360 186,022 FFO attributable to stockholders and convertible noncontrolling interests per share - diluted(2) $ 0.18 $ 0.15 MFFO per share - diluted $ 0.18 $ 0.15 Certain prior period amounts have been restated to conform with current year presentation OP units and restricted stock awards were dilutive to FFO Attributable to Stockholders and Convertible Noncontrolling Interests and MFFO for the three months ended March 31, 2018 and 2017, and, accordingly, were included in the weighted-average common shares used to calculate diluted FFO Attributable to Stockholders and Convertible Noncontrolling Interests/MFFO per share

Reconciliation of Non-GAAP Financials 2017 Same-center NOI Same-center NOI represents the NOI for the properties that were owned and operational for the entire portion of both comparable reporting periods, except for the properties we currently classify as redevelopment. For purposes of evaluating Same-center NOI on a comparative basis, and in light of the PELP transaction, we are presenting Pro Forma Same-center NOI, which assumes the PELP properties were acquired on January 1, 2016. This perspective allows us to evaluate Same-center NOI growth over a comparable period. Pro Forma Same-center NOI is not necessarily indicative of what actual Same-center NOI and growth would have been if the PELP transaction had occurred on January 1, 2016, nor does it purport to represent Same-center NOI and growth for future periods. Pro Forma Same-center NOI highlights operating trends such as occupancy rates, rental rates, and operating costs on properties that were operational for both comparable periods. Other REITs may use different methodologies for calculating Same-center NOI, and accordingly, our Pro Forma Same-center NOI may not be comparable to other REITs. Pro Forma Same-center NOI should not be viewed as an alternative measure of our financial performance since it does not reflect the operations of our entire portfolio, nor does it reflect the impact of general and administrative expenses, acquisition expenses, depreciation and amortization, interest expense, other income, or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties that could materially impact our results from operations.

Reconciliation of Non-GAAP Financials 2017

RECONCILIATION OF NON-GAAP FINANCIALS 2017

Below is a reconciliation of Net (loss) income to Owned Real Estate NOI and Pro Forma Same-Center NOI for the three and twelve months ended December 31, 2017 and 2016 (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,	
	2017	2016	2017	2016
Net (loss) income	$ (33,255)	$ 3,717	$ (41,718)	$ 9,043
Adjusted to exclude:				
Fees and management income	(8,156)	—	(8,156)	—
Straight-line rental income	(854)	(719)	(3,766)	(3,512)
Net amortization of above- and below-market leases	(1,010)	(272)	(1,984)	(1,208)
Lease buyout income	(201)	(49)	(1,321)	(583)
General and administrative expenses	10,910	8,068	36,348	31,804
Transaction expenses	5,954	—	15,713	—
Vesting of Class B units	24,037	—	24,037	—
Termination of affiliate arrangements	—	—	5,454	—
Acquisition expenses	64	3,411	530	5,803
Depreciation and amortization	46,190	27,829	130,671	106,095
Interest expense, net	17,124	8,621	45,661	32,458
Other	(1,695)	(6,115)	(2,336)	(5,990)
Property management allocations to third-party assets under management(1)	5,386	—	5,386	—
Owned Real Estate NOI	64,494	44,491	204,519	173,910
Less: NOI from centers excluded from same-center	(12,376)	(6,652)	(34,443)	(20,015)
NOI prior to October 4, 2017, from properties acquired in the PELP transaction	336	10,774	34,756	44,061
Total Pro Forma Same-Center NOI	$ 52,454	$ 48,613	$ 204,832	$ 197,956

(1) This represents property management expenses allocated to third-party owned properties based on the property management fee that is provided for in the individual management agreements under which our investment management business provides services

28

Reconciliation of Non-GAAP Financials 2017 NOI from PELP prior to the PELP transaction was obtained from the accounting records of PELP without adjustment. The accounting records were subject to internal review by us. The table below provides Same-Center NOI detail for the non-ownership periods of PELP, which were the periods ended October 3, 2017, and the year ended December 31, 2016. Excludes tenant allowance amortization, straight-line rental income, net amortization of above- and below-market leases, and lease buyout income. Tenant allowance amortization, straight-line rental income, and net amortization of above- and below-market leases were reset as part of the PELP transaction Three Months Ended December 31, Three Months Ended December 31, Twelve Months Ended December 31, Twelve Months Ended December 31, 2017 2017 2016 2016 2017 2017 2016 2016 Revenues: Rental income(1) $ 392 $ 12,364 $ 37,860 $ 49,046 Tenant recovery income 187 3,307 10,537 13,781 Other property income 17 156 520 259 Total revenues 596 15,827 48,917 63,086 Operating expenses: Property operating expenses 183 3,242 8,214 11,529 Real estate taxes 77 1,811 5,947 7,496 Total operating expenses 260 5,053 14,161 19,025 Total Same-Center NOI $ 336 $ 10,774 $ 34,756 $ 44,061

Reconciliation of Non-GAAP Financials 2017 Funds from Operations and Modified Funds from Operations FFO is a non-GAAP performance financial measure that is widely recognized as a measure of REIT operating performance. The National Association of Real Estate Investment Trusts (“NAREIT”) defines FFO as net income (loss) attributable to common shareholders computed in accordance with GAAP, excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect funds from operations on the same basis. We calculate FFO Attributable to Stockholders and Convertible Noncontrolling Interests in a manner consistent with the NAREIT definition, with an additional adjustment made for noncontrolling interests that are not convertible into common stock. MFFO is an additional performance financial measure used by us as FFO includes certain non-comparable items that affect our performance over time. MFFO excludes the following items: acquisition and transaction expenses; straight-line rent amounts, both income and expense; amortization of above- or below-market intangible lease assets and liabilities; amortization of discounts and premiums on debt investments; gains or losses from the early extinguishment of debt; gains or losses on the extinguishment of derivatives, except where the trading of such instruments is a fundamental attribute of our operations; gains or losses related to fair value adjustments for derivatives not qualifying for hedge accounting; losses related to the vesting of Class B units issued to our former advisors in connection with asset management services provided and the reclassification of distributions on those units to equity; termination of affiliate arrangements; and adjustments related to the above items for joint ventures and noncontrolling interests and unconsolidated entities in the application of equity accounting. We believe that MFFO is helpful in assisting management and investors with the assessment of the sustainability of operating performance in future periods. We believe it is more reflective of our core operating performance and provides an additional measure to compare our performance across reporting periods on a consistent basis by excluding items that may cause short-term fluctuations in net income (loss) but have no impact on cash flows. FFO, FFO Attributable to Stockholders and Convertible Noncontrolling Interests, and MFFO should not be considered alternatives to net income (loss) or income (loss) from continuing operations under GAAP, as an indication of our liquidity, nor as an indication of funds available to cover our cash needs, including our ability to fund distributions. MFFO may not be a useful measure of the impact of long-term operating performance on value if we do not continue to operate our business plan in the manner currently contemplated. Accordingly, FFO, FFO Attributable to Stockholders and Convertible Noncontrolling Interests, and MFFO should be reviewed in connection with other GAAP measurements, and should not be viewed as more prominent measures of performance than net income (loss) or cash flows from operations prepared in accordance with GAAP. Our FFO, FFO Attributable to Stockholders and Convertible Noncontrolling Interests, and MFFO, as presented, may not be comparable to amounts calculated by other REITs.

PHILLIPS EDISON & COMPANY

RECONCILIATION OF NON-GAAP FINANCIALS 2017

	Three Months Ended December 31,		Twelve Months Ended December 31,	
(in thousands, except per share amounts)	2017	2016[1]	2017	2016[1]
Calculation of FFO Attributable to Stockholders and Convertible Noncontrolling Interests				
Net (loss) income	$ (33,255)	$ 3,717	$ (41,718)	$ 9,043
Adjustments:				
Depreciation and amortization of real estate assets	43,290	27,829	127,771	106,095
Gain on sale of property	(1,760)	(4,732)	(1,760)	(4,732)
FFO	8,275	26,814	84,293	110,406
Adjustments attributable to noncontrolling interests not convertible into common stock	(143)	—	(143)	—
FFO attributable to stockholders and convertible noncontrolling interests	$ 8,132	$ 26,814	$ 84,150	$ 110,406
Calculation of MFFO				
FFO attributable to stockholders and convertible noncontrolling interests	$ 8,132	$ 26,814	$ 84,150	$ 110,406
Adjustments:				
Acquisition expenses	64	3,411	530	5,803
Net amortization of above- and below-market leases	(1,012)	(272)	(1,984)	(1,208)
Amortization of intangible corporate assets	2,900	—	2,900	—
(Gain) loss on extinguishment of debt, net	(5)	16	(572)	(63)
Straight-line rent	(816)	(719)	(3,729)	(3,512)
Amortization of market debt adjustment	(277)	(423)	(1,115)	(2,054)
Change in fair value of derivatives	(48)	(1,444)	(201)	(1,510)
Transaction expenses	5,953	—	15,713	—
Vesting of Class B units	24,037	—	24,037	—
Termination of affiliate arrangements	—	—	5,454	—
MFFO	$ 38,928	$ 27,383	$ 125,183	$ 107,862
FFO Attributable to Stockholders and Convertible Noncontrolling Interests/MFFO per share				
Weighted-average common shares outstanding - diluted[2]	227,239	187,875	196,506	186,665
FFO Attributable to Stockholders and Convertible Noncontrolling Interests per share - diluted	$ 0.04	$ 0.14	$ 0.43	$ 0.59
MFFO per share - diluted	$ 0.17	$ 0.15	$ 0.64	$ 0.58

(1) Certain prior period amounts have been restated to conform with current year presentation

(2) OP units and restricted stock awards were dilutive to FFO/MFFO for the three and twelve months ended December 31, 2017 and 2016 and, accordingly, were included in the weighted average common shares used to calculate diluted FFO/MFFO per share

31